EXHIBIT 3.(i)2

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/22/2000 001144812 - 2669592

AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KILROY REALTY, L.P.

The undersigned desiring to amend the Certificate of Limited Partnership of KILROY REALTY, L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is

KILROY REALTY, L.P.

SECOND: Article 2 of the Certificate of Limited Partnership shall be amended as follows:

PARACORP INCORPORATED

15 EAST NORTH STREET

DOVER, DE 19901

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 13th day of March, 2000.

GENERAL PARTNER:

BY:	Kilroy Realty Corporation,
A Maryland Corporation,
General Partner

JEFFREY C. HAWKEN
EXECUTIVE VICE PRESIDENT CHIEF OPERATING OFFICER